                                                                                                     Exhibit 12
                                                                                                     ----------

                                                   CONRAIL INC.
                                                   -----------
                               COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                               -----------------------------------------------------
                                                  ($ In Millions)


                                 Quarters Ended   Quarters Ended   Quarters Ended  Quarters Ended       Years Ended
                                    March 31,        June 30,       September 30,   December 31,        December 31,
                                 --------------    --------------   --------------  --------------   --------------------
                                  1995     1994(1) 1995      1994   1995      1994  1995(2)   1994   1995     1994   1993
                                  ----     ----    ----      ----   ----      ----  ----      ----   ----     ----   ----
      Earnings
      --------
        Pre-tax income (loss)     $ 91     $(53)   $165     $166   $188      $ 174   $(52)    $245   $392     $532    $440
          Add:
            Interest expense        48       47      50       48     49         48     47       49    194      192     185
            Rental expense
             interest factor        14        9      16        9     12          7     11       17     53       42      29
          Less equity in
             undistributed
             earnings of 20-50%
             owned companies        (5)      (3)     (5)      (4)    (4)        (3)    (6)      (7)   (20)     (17)    (14)
                                  ----     ----    ----     ----   ----       ----   ----     ----    ----    ----    ----
      Earnings available for
       fixed charges              $148     $ -     $226     $219   $245       $226   $ -      $304    $619    $749    $640
                                  ====     ====    ====     ====   ====       ====   ====     ====    ====    ====    ====
      Fixed Charges
      -------------
        Interest expense            48       47      50       48     49         48     47       49     194     192     185
        Rental expense interest
         factor                     14        9      16        9     12          7     11       17      53      42      29
        Capitalized interest                                                     1                               1       1
                                  ----     ----    ----     ----   ----       ----   ----     ----    ----    ----    ----
      Fixed charges               $ 62     $ 56    $ 66     $ 57   $ 61       $ 56   $ 58     $ 66    $247    $235    $215
                                  ====     ====    ====     ====   ====       ====   ====     ====    ====    ====    ====
      Ratio of earnings to
       fixed charges              2.39x      -     3.42x    3.84x  4.02x      4.04x    -       4.61x  2.51X   3.19x   2.98x
                                  ====     ====    ====      ====  ====       ====   ====      ====   ====    ====    ====

      Note:   For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

      (1) During the first quarter of 1994, the Company recorded a charge of $51 million (after tax benefits of $33 million) for a non-union employee voluntary retirement program and related costs.  After this one-time charge, earnings were insufficient by $56 million to cover fixed charges for the quarter.

      (2) In the fourth quarter of 1995, the Company recorded an asset disposition charge of $176 million (after tax benefits of $109 million).  After this charge, earnings were insufficient by $58 million to cover fixed charges for the quarter.
